IA GLOBAL ACQUIRES MAJORITY INTEREST IN JAPANESE HIGH
SPEED INTERNET DATA TRANSMISSION COMPANY, IACCELE, LTD.

         San Francisco, February 25, 2003, IA GLOBAL, INC. (AMEX:IAO) today announced the completion of its acquisition of a 76.9% equity interest in IAccele Co., Ltd., a privately held Japanese corporation. IAccele Co., Ltd. is engaged in the business of providing an Internet data transmission acceleration service. Its main product offering is named after the company, IAccele. The acquisition was paid for in cash by IA Global Inc. in the amount of 100.0 million Japanese Yen, or approximately $825,000.

        “It is a common thread of business and private life today, that somewhere, in some way people are connected to the Internet. Our acquisition of IAccele is a very strategic move for IA Global Inc., that allows us to provide a product to increase the Internet connection speed of users,” said Alan Margerison, President and Chief Executive Officer, IA Global Inc. “IAccele is a breakthrough product enabling businesses and home users alike to obtain internet connection speeds far greater possible than on their current services.”

        IAccele is a software package that allows users to increase their Internet connection speeds by leveraging the power of IAccele’s high-speed server. The product installs seamlessly into the interface of Windows Internet Explorer and most popular mail browsers, allowing the user to browse the Internet at greater speeds whilst continuing to use existing software and provider networks. Versions of the software are available for ISDN, DSL, Cable and dial-up connections, in both English and Japanese languages.

        IAccele is a market leader in providing a software package that includes a multitude of features to make Internet access more efficient. Current versions of the software run on Windows98/SR2, NT, 2000 and XP. According to Mr. Hiroshi Kubori, Chief Executive Officer of IAccele Co. Ltd., “We believe there is a huge potential market for this acceleration product. As a leader in the acceleration software business, we are able to provide users with superior speed access to the Internet without them having to invest in any new infrastructure.”

        IAccele software is available to users via retail outlets in Japan, or downloadable from the Internet worldwide, at very competitive prices for individual users. The software is licensed to the user on a 3 monthly or annual basis, providing IAccele Co. Ltd. with a repeat revenue subscriber base model. It is currently distributed in Japan by Quest Co. Ltd, a major distributor of professional software materials and is available in both English and Japanese language. IAccele will be featured at this years upcoming IP.net Forum in Tokyo on 26-28 February, 2003.

        This acquisition was financed through a loan of 100.0 million Japanese Yen, bearing interest at 4.50% per annum, from PBAA Fund Ltd., a British Virgin Islands limited liability company which, together with its affiliates, presently owns approximately 74.5% of IA Global’s outstanding common stock. If this loan, which is due and payable on January 31, 2004, is not paid on that date, PBAA may convert the then unpaid balance of the loan into shares of IA Global common stock at a formula based conversion price which, if currently convertible, would result in the issuance to PBAA of approximately 7.3 million shares of IA Global common stock, thereby increasing the aggregate beneficial interest owned by PBAA and its affiliates in IA Global to approximately 81.3%.

About IA Global Inc.

IA Global, Inc. is an Internet broadcaster of special interest, continuously streaming broadband entertainment channels. It is revising its business plan to expand business avenues in the area of media technology. It is anticipated shifting the revenue model from broadband entertainment channels and revenues derived from advertising, to a renewed focus on developing media technology products and services and on licensing revenues. To this end, IA Global may develop such media technology products and services internally, or acquire them from other parties.

          For further information, contact:

          Mr. Satoru Hirai
          IA Global Inc.
          Suite 400, 533 Airport Boulevard,
          Burlingame, CA 94010 USA
          Phone:     650-685-2403
          Fax:;         650-685-2404

          Email:          support@iaglobalinc.com
          WebSite:     www.iaglobalinc.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding IA Global Inc.‘s business, which are not historical facts, are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Prospectus. Investors and prospective investors should read this press release in conjunction with the Company’s reports on Form 10-K and Forms 10-Q as filed with the Securities and Exchange Commission.